Exhibit 99.2

LENOX GROUP INC

FOR IMMEDIATE RELEASE	Contact: Pam Schechtman
952-943-4497
schecpj@dept56.com

LENOX GROUP INC ANNOUNCES  AN AGREEMENT TO ACQUIRE WILLITTS DESIGNS

EDEN PRAIRIE, Minn., March 6, 2006  – Lenox Group Inc (NYSE:LNX), a market leader in quality tabletop, giftware and collectibles, today announced that they have entered into an agreement to acquire Willitts Designs subject to approval of Lenox lenders.

Willitts Designs is an industry leader in creating fine quality, unique collectibles and home décor products, best known for designs from world-class artists whose art represents distinct cultural and artistic themes. These products are sold primarily through wholesale customers operating fine independent gift and specialty shops, direct mail catalog companies, international distributors and e-tailers.

The Lenox Group Inc acquisition will add the successful Willitts Classic Collectibles lines, Thomas Blackshear’s Ebony Visions, The Guild, Possible Dreams Clothtique and Just The Right Shoe, to its current family of brands- Department 56, Lenox, Gorham and Dansk. Willitts’ product lines represent a broad range of diversity and contemporary expression.

“Willitts Designs offers the finest quality and value while presenting distinct and unique designs. Joe Walsmith has built a wonderful organization and I have long admired Thomas Blackshear’s Ebony Visions line. His company produces some of the most innovative lines in the gift and collectibles industry,” said Susan Engel, Lenox Group Inc chairwoman and CEO. “Under Joe’s direction and intelligent leadership, Willitts Designs has gone through a dramatic transformation. His passion for creative thinking will add an exciting dimension to our organization. This acquisition allows us to combine resources broadening our market position and sales and marketing strategies.”

Willitts will maintain its product and design headquarters in Petaluma, California; all other functions will be folded into the Department 56 organization in Eden Prairie, Minnesota.

“The talent and leadership of Lenox Group will allow for further design development and distribution of Willitts Designs. This acquisition brings two companies together that are committed to creating high quality products with expression and visions for all of life’s moments. Our combined marketing and sales opportunities will bring the most unique, diverse and innovative giftware products to the market. I am delighted to partner with Lenox Group. This acquisition ensures growth and continued industry leadership,” said Joe Walsmith, President and CEO, Willitts Designs.

DEPARTMENT 56 LENOX GORHAM DANSK

LENOX GROUP INC 6436 CITY WEST PARKWAY EDEN PRAIRIE MN 55344

952.944.5600 fax 952.943.4500 www.lenoxgroupInc.com